Exhibit 99.1

Ellington Residential Mortgage REIT Reports Third Quarter 2017 Results
OLD GREENWICH, Connecticut—November 2, 2017
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended September 30, 2017.
Highlights

•	Net income of $6.3 million, or $0.48 per share.

•	Core Earnings[1] of $5.0 million, or $0.38 per share, and Adjusted Core Earnings[1] of $5.6 million, or $0.43 per share.

•	Book value of $14.76 per share as of September 30, 2017, after giving effect to a third quarter dividend of $0.40 per share.

•	Net interest margin of 1.30%, and adjusted net interest margin[2] of 1.45%.

•	Weighted average constant prepayment rate for the fixed-rate Agency specified pool portfolio of 9.6%.

•	Dividend yield of 11.9% based on November 1, 2017 closing stock price of $13.41.

•	Debt-to-equity ratio of 8.3:1 as of September 30, 2017.
Third Quarter 2017 Results
"In the third quarter, Ellington Residential had net income of $0.48 per share and Adjusted Core Earnings of $0.43 per share," said Laurence Penn, Chief Executive Officer and President. "Our dividend of $0.40 was more than covered by our net income, and in addition to achieving outstanding returns on our investment portfolio, we also benefited from a lower expense ratio following the equity raise last quarter that increased our capital base. We generated an annualized economic return for the quarter of 12.8%, and our book value per share increased quarter over quarter, even after payment of the dividend.
"The quarter's results were driven by the strong performance of Agency RMBS, which finally participated in the spread tightening that most other fixed-income classes had already experienced this year. In September, after the Federal Reserve announced the initiation of its tapering program, the mortgage basis tightened significantly, suggesting that many investors had been waiting for policy clarity before adding Agency RMBS exposure. We were well positioned for this spread tightening, as we had reduced our TBA short position coming into the quarter, and we had just deployed into Agency RMBS the vast majority of the capital we had raised in our well-timed second quarter equity raise. We believe that we will be able to take advantage of many more such opportunities as the Federal Reserve continues to reduce its footprint in the Agency RMBS market.
"Our portfolio also benefited from the outperformance of specified pools versus TBAs, as we continued to concentrate our long investments in specified pools. Additionally, our small portfolio of non-Agency RMBS again performed very well this quarter, contributing nicely to performance.
"The yield curve continued to flatten during the third quarter, putting downward pressure on our adjusted net interest margin and Adjusted Core Earnings. However, our portfolio management style includes active trading, hedging along the entire yield curve, and hedging using significant TBA short positions. As a result, and as demonstrated by our strong results this past quarter, we believe that our success is not dependent on the shape of the yield curve or the absolute level of interest rates.
"Our larger equity base resulting from the second quarter equity raise also caused our annualized expense ratio to decline from 3.6% to 3.0% quarter over quarter. During the third quarter, we raised $13.9 million of additional equity via our at-the-market (ATM) program. We believe the ATM program provides an attractive, low-cost path to growth, and we plan to continue to utilize it as investment opportunities and market conditions warrant. Based on our third-quarter ATM issuance alone, we project an additional 0.11% decline in our annualized expense ratio."
Market Overview

•
In October, the Federal Reserve initiated its balance sheet normalization program, and began tapering asset purchases of both U.S. Treasury securities and Agency RMBS. At the November Federal Open Market Committee, or "FOMC," meeting, the Federal Reserve maintained the target range for the federal funds rate at 1.00%–1.25%.

•
For the third consecutive quarter, the yield curve flattened. The 2-year U.S. Treasury yield rose 10 basis points to end the quarter at 1.48%, while the 10-year U.S. Treasury yield increased only 3 basis points to 2.33%.

•
Despite the rise in U.S. Treasury yields, mortgage rates declined over the course of the third quarter, with the Freddie Mac survey 30-year mortgage rate falling 5 basis points to end the quarter at 3.83%.

1 Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. See "Reconciliation of Core Earnings to Net Income" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
2 Adjusted net interest margin represents net interest margin excluding the effect of the Catch-up Premium Amortization Adjustment on interest income.

•
Overall Agency RMBS prepayment rates declined slightly during the quarter. The Mortgage Bankers Association's Refinance Index, which measures refinancing application volumes, increased 2.0% quarter over quarter but remains well below the multi-year high reached in mid-2016.

Volatility remained at historic lows during the third quarter. The Merrill Lynch Option Volatility Estimate Index, or MOVE Index, declined to an all-time low, while the Chicago Board Options Exchange Volatility Index, known as the VIX, dropped to its lowest level in 23 years. U.S. Treasury yields were again range-bound, with the 10-year U.S. Treasury trading within a 35-basis point range during the quarter.
During the quarter, yield spreads across most credit products, including non-Agency RMBS, remained at the tightest points of their trailing two-year ranges. Corporate credit spreads fluctuated intra-quarter but finished the quarter tighter. As in prior quarters, demand remained strong for floating-rate debt instruments, including CLOs and leveraged loans. Finally, damage from recent hurricanes and ongoing negative headlines in retail led to heightened volatility in the CMBS market during the quarter.
Also during the third quarter, Agency RMBS finally participated in the spread tightening that other fixed-income asset classes had already benefited from this year. After the Federal Reserve announced at its September meeting the initiation of its tapering program, the Agency mortgage basis tightened significantly, suggesting that many investors had been waiting for policy clarity before adding Agency RMBS exposure. As measured by the Bloomberg Barclays U.S. MBS Agency Fixed Rate Index, Agency RMBS generated an excess return over the Bloomberg Barclays U.S. Treasury Index of 48 basis points for the quarter.
Mortgage REIT buying of Agency RMBS was also widespread following a number of equity raises, suggesting that private capital has been willing and able, at least so far, to replace the Federal Reserve's footprint in the market. Year-to-date through October 31, 2017, residential mortgage REITs have raised approximately $8.1 billion of capital, representing over $40 billion of Agency RMBS buying power. At the same time, low interest rate volatility and a muted prepayment environment have provided a significant tailwind to the sector.
Financial Results
Holdings
As of September 30, 2017, our mortgage-backed securities portfolio consisted of $1.615 billion of fixed-rate Agency "specified pools," $27.1 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $68.1 million of Agency reverse mortgage pools, $12.1 million of Agency interest only securities, or "Agency IOs," and $20.6 million of non-Agency RMBS. Specified pools are fixed-rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and mortgages with various other characteristics.
Our overall RMBS portfolio increased by 5.4% to $1.743 billion as of September 30, 2017, as compared to $1.653 billion as of June 30, 2017. The increase in the size of our portfolio primarily reflects the investment, on a leveraged basis, of the proceeds received from sales of common shares under our ATM program, though overall our debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 8.3:1 as of September 30, 2017 from 8.5:1 as of June 30, 2017. Our debt-to-equity ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions. The majority of the ATM proceeds were invested in fixed-rate specified pools. In addition, separate from the net short TBA portfolio that we hold for hedging purposes, we decreased our long TBA positions that we hold for investment purposes to $105.8 million in notional amount at September 30, 2017, as compared to $121.3 million at June 30, 2017.
With the tightening in Agency RMBS yield spreads, our portfolio performed well in the third quarter. We also benefited from the outperformance of specified pools versus TBAs, as we continued to concentrate our long investments in specified pools, and to hold net short positions in TBAs as a significant component of our interest rate hedging strategy. Slightly lower roll costs in higher coupon TBAs and increased investor demand for specified pools were key drivers of the outperformance. Average pay-ups on our specified pools were unchanged at 0.71% as of September 30, 2017, as compared to June 30, 2017. Pay-ups are price premiums for specified pools relative to their TBA counterparts.

Our non-Agency RMBS performed well in the third quarter, driven by net realized and unrealized gains and interest income. As the case has been for some time, the fundamentals underlying non-Agency RMBS, led by a stable housing market, continue to be strong. During the quarter we sold assets at net gains while also adding to the portfolio. As a result, our total investment in non-Agency RMBS remained unchanged at $20.6 million as of September 30, 2017 as compared to June 30, 2017. To the extent that more attractive entry points develop in non-Agency RMBS, we may further increase our capital allocation to this sector.
Earnings and Net Interest Margin
We had net income of $6.3 million, or $0.48 per share, for the quarter ended September 30, 2017, as compared to $1.6 million, or $0.15 per share, for the quarter ended June 30, 2017. For the quarter ended September 30, 2017, Core Earnings was $5.0 million, or $0.38 per share, as compared to $4.8 million, or $0.45 per share, for the quarter ended June 30, 2017. Adjusted Core Earnings for the quarter ended September 30, 2017 was $5.6 million, or $0.43 per share, as compared to $5.1 million, or $0.47 per share, for the quarter ended June 30, 2017. Lower per share Core Earnings and Adjusted Core Earnings in the current quarter was mainly due to the quarter over quarter decline in net interest margin, largely related to an increase in repo borrowing rates in the third quarter. Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. See "Reconciliation of Core Earnings to Net Income" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
For the quarter ended September 30, 2017, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 2.86%, while our average cost of funds including interest rate swaps and U.S. Treasury securities was 1.56%, resulting in a net interest margin for the quarter of 1.30%. In comparison, for the quarter ended June 30, 2017, the weighted average yield of our Agency and non-Agency RMBS was 2.94%, while our average cost of funds including interest rate swaps and U.S. Treasury securities was 1.38%, resulting in a net interest margin of 1.56%. For the third and second quarters, excluding the impact of the Catch-up Premium Amortization Adjustment, the weighted average yield of our portfolio remained unchanged at 3.01% and our adjusted net interest margin was 1.45% and 1.63%, respectively.
On a quarter-over-quarter basis, our cost of funds, including the cost of repo, interest rate swaps, and short positions in U.S. Treasury securities, increased to 1.56% from 1.38%. This quarter-over-quarter increase resulted primarily from an increase in our cost of repo, which increased as LIBOR rose. Our average cost of repo increased 22 basis points quarter over quarter to 1.31%, while the cost related to our interest rate swaps and U.S. Treasury securities decreased by 2 and 3 basis points from prior quarter, respectively. The relative make up of our interest rate hedging portfolio can change materially from quarter to quarter.
For the quarter ended September 30, 2017, we had total net realized and unrealized gains of $3.8 million, or $0.29 per share, on our aggregate Agency RMBS portfolio. Agency RMBS spread tightening during the period led to the net gains. For the same period we had total net realized and unrealized gains of $0.7 million, or $0.06 per share, on our non-Agency RMBS portfolio as underlying fundamentals remained strong.
During the quarter we continued to hedge interest rate risk, primarily through the use of interest rate swaps and short positions in TBAs, and to a lesser extent, short positions in U.S. Treasury securities. For the quarter, we had total net realized and unrealized losses of $(3.9) million, or $(0.29) per share, on our interest rate hedging portfolio. In our hedging portfolio, the relative proportion (based on 10-year equivalents3) of TBA short positions increased slightly quarter over quarter relative to interest rate swaps.
After giving effect to a third quarter dividend of $0.40 per share, our book value per share increased to $14.76 as of September 30, 2017, from $14.71 as of June 30, 2017, and we had an economic return of 3.1% for the quarter. Economic return is computed by adding back dividends declared to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
3 "10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

Securities Portfolio
The following table summarizes our portfolio of securities as of September 30, 2017 and June 30, 2017:

	September 30, 2017					June 30, 2017
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$177,485	$185,268	$104.39	$185,456	$104.49	$174,413	$181,932	$104.31	$182,470	$104.62
20-year fixed-rate mortgages	9,280	9,901	106.69	9,990	107.65	9,721	10,359	106.56	10,461	107.61
30-year fixed-rate mortgages	1,342,918	1,420,139	105.75	1,422,196	105.90	1,272,409	1,342,379	105.50	1,348,714	106.00
ARMs	25,967	27,058	104.20	27,485	105.85	27,375	28,591	104.44	29,031	106.05
Reverse mortgages	62,055	68,050	109.66	68,228	109.95	53,330	58,256	109.24	58,567	109.82
Total Agency RMBS	1,617,705	1,710,416	105.73	1,713,355	105.91	1,537,248	1,621,517	105.48	1,629,243	105.98
Non-Agency RMBS	25,013	20,600	82.36	17,808	71.19	24,977	20,630	82.60	18,122	72.55
Total RMBS(2)	1,642,718	1,731,016	105.38	1,731,163	105.38	1,562,225	1,642,147	105.12	1,647,365	105.45
Agency IOs	n/a	12,051	n/a	12,965	n/a	n/a	10,882	n/a	11,395	n/a
Total mortgage-backed securities		1,743,067		1,744,128			1,653,029		1,658,760
U.S. Treasury securities sold short	(56,876)	(56,524)	99.38	(56,879)	100.01	(74,788)	(72,762)	97.29	(73,793)	98.67
Reverse repurchase agreements	56,875	56,875	100.00	56,875	100.00	73,470	73,470	100.00	73,470	100.00
Total		$1,743,418		$1,744,124			$1,653,737		$1,658,437

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.762 billion and $1.452 billion for the three month periods ended September 30, 2017 and June 30, 2017, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of September 30, 2017 and June 30, 2017:

	September 30, 2017	June 30, 2017
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$29	$—
TBA securities sale contracts	1,633	1,936
Fixed payer interest rate swaps	3,121	3,294
Fixed receiver interest rate swaps	613	710
Swaptions	212	—
Futures	542	166
Total financial derivatives–assets, at fair value	6,150	6,106
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(204)	(328)
TBA securities sale contracts	(30)	(1)
Fixed payer interest rate swaps	(2,934)	(2,357)
Total financial derivatives–liabilities, at fair value	(3,168)	(2,686)
Total	$2,982	$3,420

Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of September 30, 2017 and June 30, 2017:

	September 30, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2017	$4,750	$(1)	1.11%	1.18%	0.13
2018	65,990	268	0.97	1.31	0.68
2019	19,540	42	1.41	1.33	1.76
2020	119,900	210	1.56	1.30	2.60
2021	131,400	(646)	1.88	1.31	3.66
2022	71,044	(254)	1.95	1.31	4.70
2023	54,200	91	1.93	1.29	5.72
2024	8,900	5	1.99	1.30	6.51
2025	15,322	98	2.04	1.31	7.38
2026	40,885	1,938	1.63	1.31	8.96
2027	73,416	(294)	2.26	1.31	9.70
2043	12,380	(1,270)	2.99	1.24	25.63
Total	$617,727	$187	1.77%	1.30%	4.99

	June 30, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2017	$54,750	$(171)	1.28%	1.14%	0.16
2018	65,990	192	0.97	1.16	0.93
2019	19,540	73	1.41	1.27	2.01
2020	119,900	465	1.56	1.18	2.85
2021	131,400	(354)	1.88	1.18	3.91
2022	63,044	(113)	1.95	1.17	4.93
2023	54,200	251	1.93	1.17	5.97
2024	8,900	41	1.99	1.15	6.76
2025	15,322	30	2.04	1.06	7.63
2026	40,885	1,943	1.63	1.19	9.21
2027	58,066	(228)	2.29	1.18	9.86
2043	12,380	(1,192)	2.99	1.12	25.89
Total	$644,377	$937	1.72%	1.17%	4.73

The following tables provide details about our fixed receiver interest rate swaps as of September 30, 2017 and June 30, 2017:

	September 30, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$613	1.30%	3.00%	7.79
Total	$9,700	$613	1.30%	3.00%	7.79

	June 30, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$710	1.16%	3.00%	8.05
Total	$9,700	$710	1.16%	3.00%	8.05
Interest Rate Swaptions
The following tables provide information about our swaptions as of September 30, 2017. We did not hold any interest rate swaptions as of June 30, 2017.

	September 30, 2017
	Option		Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$212	10.1	$10,000	10	2.40%
Futures
The following table provides information about our short positions in futures as of September 30, 2017 and June 30, 2017:

	September 30, 2017
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(25,800)	$542	2.67

	June 30, 2017
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(25,800)	$165	2.73
Eurodollar Futures	$(3,000)	$1	2.67

TBAs
The following table provides information about our TBAs as of September 30, 2017 and June 30, 2017:

	September 30, 2017				June 30, 2017
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$23,549	$25,153	$25,182	$29	$—	$—	$—	$—
Liabilities	82,255	85,698	85,494	(204)	126,309	132,095	131,767	(328)
	105,804	110,851	110,676	(175)	126,309	132,095	131,767	(328)
Sale contracts:
Assets	(607,775)	(634,557)	(632,924)	1,633	(672,314)	(703,405)	(701,469)	1,936
Liabilities	(93,430)	(99,947)	(99,977)	(30)	(2,100)	(2,231)	(2,232)	(1)
	(701,205)	(734,504)	(732,901)	1,603	(674,414)	(705,636)	(703,701)	1,935
Total TBA securities, net	$(595,401)	$(623,653)	$(622,225)	$1,428	$(548,105)	$(573,541)	$(571,934)	$1,607

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three month periods ended September 30, 2017 and June 30, 2017:

	Three Month Period Ended September 30, 2017
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$957	$(76)	$881	$(1,657)	$808	$(849)
Swaptions		—	—		(37)	(37)
TBAs		(3,475)	(3,475)		(179)	(179)
Futures		(387)	(387)		376	376
Total	$957	$(3,938)	$(2,981)	$(1,657)	$968	$(689)

	Three Month Period Ended June 30, 2017
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(936)	$34	$(902)	$317	$(2,435)	$(2,118)
TBAs		(7,718)	(7,718)		3,458	3,458
Futures		(508)	(508)		188	188
Total	$(936)	$(8,192)	$(9,128)	$317	$1,211	$1,528
Interest Rate Sensitivity
The following table summarizes, as of September 30, 2017, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS—ARM Pools	$180	0.09%	$(231)	(0.12)%
Agency RMBS—Fixed Pools and IOs	24,096	12.24%	(34,574)	(17.57)%
TBAs	(9,257)	(4.70)%	13,789	7.01%
Non-Agency RMBS	354	0.18%	(375)	(0.19)%
Interest Rate Swaps	(141)	(0.07)%	290	0.15%
U.S. Treasury Securities	(1,868)	(0.95)%	1,794	0.91%
U.S. Treasury Futures	(14,901)	(7.57)%	14,337	7.28%
Repurchase and Reverse Repurchase Agreements	(962)	(0.49)%	962	0.49%
Total	$(2,499)	(1.27)%	$(4,008)	(2.04)%

(1)
Based on the market environment as of September 30, 2017. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of September 30, 2017 and June 30, 2017:

	September 30, 2017			June 30, 2017
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$475,779	1.33%	17	$688,807	1.21%	15
31-60 days	950,188	1.31	45	707,251	1.22	47
61-90 days	212,389	1.36	75	205,465	1.33	77
91-120 days	2,051	1.40	104	16,927	1.17	105
151-180 days	1,906	1.45	166	10,000	1.45	171
Total	$1,642,313	1.32%	41	$1,628,450	1.23%	39

As of September 30, 2017, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with fifteen counterparties as of September 30, 2017. The above figures are as of the respective quarter ends; over the course of the quarters ended September 30, 2017 and June 30, 2017 our average cost of repo was 1.31% and 1.09%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended September 30, 2017, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.0% on an annualized basis for the quarter ended September 30, 2017 as compared to 3.6% as of June 30, 2017. The decline in our annualized expense ratio resulted primarily from the increase in our capital base as a result of our second quarter equity offering.
Dividends
On September 12, 2017, our Board of Trustees declared a third quarter dividend of $0.40 per share, or $5.3 million, which was paid on October 25, 2017 to shareholders of record on September 29, 2017.
At-the-Market Program
We have entered into equity distribution agreements for an "at the market" offering program whereby we are able to sell shares from time to time in the open market or in negotiated transactions. Under the program, which is open-ended in duration, we can sell shares with a value of up to $100 million. For the three month period ended September 30, 2017, we sold 958,230 shares under the offering program at an average price of $14.49 for proceeds of $13.9 million, net of commissions and fees. Since the inception of the program through November 1, 2017, we have sold 964,968 shares under the offering program at an average price of $14.49 for proceeds of $14.0 million, net of commissions and fees.
Reconciliation of Core Earnings to Net Income
Core Earnings consists of net income, excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings and Adjusted Core Earnings are supplemental non-GAAP financial measures. We believe that Core Earnings and Adjusted Core Earnings provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Adjusted Core Earnings are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Adjusted Core Earnings are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended September 30, 2017 and June 30, 2017, our Core Earnings and Adjusted Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income, which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended September 30, 2017	Three Month Period Ended June 30, 2017
Net Income	$6,340	$1,603
Less:
Net realized gains (losses) on securities	349	(359)
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(3,938)	(8,192)
Change in net unrealized gains (losses) on securities	3,994	4,136
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	968	1,211
Subtotal	1,373	(3,204)
Core Earnings	$4,967	$4,807
Catch-up Premium Amortization Adjustment	(667)	(274)
Adjusted Core Earnings	$5,634	$5,081
Weighted Average Shares Outstanding	13,136,106	10,741,074
Core Earnings Per Share	$0.38	$0.45
Adjusted Core Earnings Per Share	$0.43	$0.47

(1)
For the three month period ended September 30, 2017, represents Net realized gains (losses) on financial derivatives of $(2,981) less Net realized gains (losses) on periodic settlements of interest rate swaps of $957. For the three month period ended June 30, 2017, represents Net realized gains (losses) on financial derivatives of $(9,128) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(936).

(2)
For the three month period ended September 30, 2017, represents Change in net unrealized gains (losses) on financial derivatives of $(689) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1,657). For the three month period ended June 30, 2017, represents Change in net unrealized gains (losses) on financial derivatives of $1,528 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $317.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.

Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, November 3, 2017, to discuss our financial results for the quarter ended September 30, 2017. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 97175634. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, November 3, 2017, at approximately 2:00 p.m. Eastern Time through Friday, November 10, 2017 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 97175634. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 13, 2017 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2017	June 30, 2017	September 30, 2017
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$12,867	$10,883	$36,078
Interest expense	(5,719)	(4,020)	(12,917)
Total net interest income	7,148	6,863	23,161
EXPENSES
Management fees to affiliate	741	685	1,953
Professional fees	157	178	510
Compensation expense	222	216	597
Other operating expenses	361	358	1,130
Total expenses	1,481	1,437	4,190
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	349	(359)	(3,001)
Net realized gains (losses) on financial derivatives	(2,981)	(9,128)	(10,455)
Change in net unrealized gains (losses) on securities	3,994	4,136	5,783
Change in net unrealized gains (losses) on financial derivatives	(689)	1,528	(1,302)
Total other income (loss)	673	(3,823)	(8,975)
NET INCOME	$6,340	$1,603	$9,996
NET INCOME PER COMMON SHARE:
Basic and Diluted	$0.48	$0.15	$0.91
WEIGHTED AVERAGE SHARES OUTSTANDING	13,136,106	10,741,074	11,017,363
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.40	$0.40	$1.20

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	September 30, 2017	June 30, 2017	December 31, 2016(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$50,271	$41,660	$33,504
Mortgage-backed securities, at fair value	1,743,067	1,653,029	1,226,994
Due from brokers	41,821	34,924	49,518
Financial derivatives–assets, at fair value	6,150	6,106	6,008
Reverse repurchase agreements	56,875	73,470	75,012
Receivable for securities sold	29,825	156,348	33,199
Interest receivable	5,720	5,966	4,633
Other assets	548	687	266
Total Assets	$1,934,277	$1,972,190	$1,429,134
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,642,313	$1,628,450	$1,197,973
Payable for securities purchased	24,845	77,054	5,516
Due to brokers	787	318	1,055
Financial derivatives–liabilities, at fair value	3,168	2,686	1,975
U.S. Treasury securities sold short, at fair value	56,524	72,762	74,194
Dividend payable	5,334	4,947	3,652
Accrued expenses	980	1,114	647
Management fee payable to affiliate	741	685	533
Interest payable	2,790	2,269	1,912
Total Liabilities	1,737,482	1,790,285	1,287,457
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (13,335,804, 12,367,598, and 9,130,897 shares issued and outstanding, respectively)	134	124	92
Additional paid-in-capital	240,010	226,136	180,996
Accumulated deficit	(43,349)	(44,355)	(39,411)
Total Shareholders' Equity	196,795	181,905	141,677
Total Liabilities and Shareholders' Equity	$1,934,277	$1,972,190	$1,429,134
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$14.76	$14.71	$15.52

(1)	Derived from audited financial statements as of December 31, 2016.